Exhibit 10.38

Notice of Grant of Stock Appreciation Rights and Award Agreement	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: ###PARTICIPANT_NAME###	Grant Name: ###GRANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###	Date of Grant: ###ISSUE_DATE###
Total Stock Appreciation Rights: Total ###DICTIONARY_AWARD_NAME###: ###TOTAL_AWARDS###	Expiry/Expiration Date: ###EMPLOYEE_GRANT_EXPIRY_DATE###
Plan: 2006 Equity Incentive Plan	Grant Price: ###GRANT_PRICE### ###GRANT_PRICE_REM_START### ###GRANT_PRICE_REM_END###
###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###	###EMPLOYEE_GRANT_NUMBER###
Form of Payment: [Shares / Cash Payment]

Effective on the Date of Grant listed above, you have been granted an award of Stock Appreciation Rights (“SARs”) under the SVB Financial Group 2006 Equity Incentive Plan (the “Plan”) at the Grant Price listed in the Grant Agreement above.

Shares subject to the SAR will become fully vested on the dates shown in the Vesting Schedule, subject to you continuing to be a Service Provider through each such date.

By your acceptance and the Company’s signature below, you and the Company agree that these SARs are granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and this Global Stock Appreciation Award Agreement, including any country appendix, all of which are attached and made a part of this document.

###HR_SIGNATURE###
SVB Financial Group	Date

Participant Name	Date
SVB FINANCIAL GROUP

GLOBAL STOCK APPRECIATION AWARD AGREEMENT

                SVB Financial Group (the “Company”), has granted to you a Stock Appreciation Right (“SAR”) pursuant to its 2006 Equity Incentive Plan (the “Plan”) and this Global Stock Appreciation Award Agreement, including any country-specific terms and conditions for your country set forth in the Appendix for Non-U.S. Participants (the “Appendix”) attached hereto as Appendix A (together with the Global Stock Appreciation Award Agreement, the “Award Agreement”).

                The grant hereunder is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s Employees (including Officers), Directors or Consultants.  Defined terms not explicitly defined in this Award Agreement shall have the same definitions as in the Plan or in the Notice of Grant of Stock Appreciation Rights (“Notice of Grant”), to which this Award Agreement is attached.

                The details of your SAR are as follows:

1.VALUE OF THE SAR. The SAR shall entitle you, upon exercise of the SAR (in whole or in part), to receive from the Company an amount payable in the form of Shares or cash, determined by the Company in its discretion, by multiplying:

(a)the appreciated value of one Share, calculated as the Fair Market Value of one Share on the date of exercise minus the Grant Price as shown in the Notice of Grant; by

(b)the number of Shares with respect to which the SAR is exercised.

The Grant Price shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant of the SAR.
2.VESTING.  Subject to the limitations contained herein, the SAR will vest (become exercisable) as set forth in the Notice of Grant until either (i) you cease to be a Service Provider for any reason, or (ii) this SAR becomes fully vested. For purposes of this SAR, your status as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) your right to vest in this SAR under the Plan, if any, will terminate as of such date; and (ii) the period (if any) during which you may exercise this SAR shall be measured by the date upon which your employment with your employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the other terms of your employment agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of the SAR.
3.FORM OF PAYMENT. The Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in Shares or cash payment, at the Company’s discretion, based upon the Fair Market Value of the Company’s Common Stock on the date of exercise. Notwithstanding the foregoing, if the SAR is settled in Shares, no fractional Shares shall be distributed in settlement of the SAR, and any portion of the SAR which would be settled in a fractional Share shall be paid to the Participant in cash.
4.SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the SAR prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
5.TERM.  The term of this SAR commences on the Date of Grant and expires on the Expiration Date, unless this SAR expires sooner as set forth below or in the Plan.  In no event may this SAR be exercised on or after the Expiration Date.  This SAR shall terminate prior to the Expiration Date as follows:  three (3) months after your termination as a Service Provider unless one of the following circumstances exists:

(a)    Your termination as a Service Provider is due to your Disability.  This SAR will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination.

(b)    Your termination as a Service Provider is due to your death.  This SAR will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

(c)    Your termination as a Service Provider is due to Cause (as defined in the Plan).  This SAR will then expire on the date of such termination.

(d)    If during any part of such three (3)-month period you may not exercise your SAR solely because of the conditions set forth in Section 4 above, then your SAR will not expire until the earlier of the Expiration Date set forth above or until this SAR shall have been exercisable for an aggregate period of three (3) months after your termination as a Service Provider.

(e)    If your exercise of the SAR within three (3) months after your termination as a Service Provider of the Company or of an Affiliate would result in liability under Section 16(b) of the Securities Exchange Act of 1934, then your SAR will expire on the earlier of (i) the Expiration Date set forth above, or (ii) the tenth (10th) day after the last date upon which exercise would result in such liability.

(f)    However, this SAR may be exercised following your termination as a Service Provider only as to that number of Shares as to which it was exercisable on the date of termination under the provisions of Section 2 of this SAR.

6.    [RESERVED.]
7.             EXERCISE.

(a)           This SAR is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the SAR, the number of Shares in respect of which the SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Participant shall provide payment of any applicable Tax-Related Items (as defined in Section 10, herein) arising in connection with such exercise. This SAR shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by any applicable Tax-Related Items (as defined in Section 10, herein).

(b)           By exercising this SAR you agree that, as a precondition to the completion of any exercise, you must satisfy the Tax-Related Items in accordance with Section 10, herein.

 8.             TRANSFERABILITY.

(a)           This SAR is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(b)           The terms of this Award Agreement (including, without limitation, Section 5(b) relating to termination as a result of death) shall apply to your beneficiaries and executors and administrators including the right to agree to any amendment of the applicable Award Agreement.

(c)           An SAR shall be exercised only by you (or your attorney in fact or guardian) or, in the case of your death, by the your executor or administrator, and no cash will be paid or Shares issued by the Company unless the exercise of an SAR is accompanied by sufficient payment, as determined by the Company, to meet the Tax-Related Items (as defined in Section 10, herein) on such exercise or by other arrangements satisfactory to the Committee to provide such payment.

9.    ACKNOWLEDGMENTS. You acknowledge and agree to the following:

•the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;
•the grant of this SAR is voluntary and occasional and does not create any contractual or other right to receive future grants of SARs, or benefits in lieu of the SARs even if SARs have been granted in the past;
•all determinations with respect to future SAR or other grants, if any, including but not limited to, the times when the SAR shall be granted or when the SAR shall vest, will be at the sole discretion of the Administrator;
•your participation in the Plan is voluntary;
•this SAR and any cash payment or Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
•the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;
•if the underlying Shares do not increase in value, this SAR will have no value;
•if you exercise this SAR and acquire Shares, the value of such Shares may increase or decrease in value, even below the SAR Price;
•Neither the Plan nor the SAR shall be construed to create a right to employment or be interpreted as forming an employment or service contract with the Company, your Employer (the “Employer) or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your status as a Service Provider (if any).
•No claim or entitlement to compensation or damages shall arise from forfeiture of this SAR resulting from the termination of your status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of this SAR to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates or the Employer.
•Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other welfare plan or program of the Company or any Affiliate.
•Unless otherwise provided in the Plan or by the Company in its discretion, this SAR and the benefits evidenced by this Award Agreement do not create any entitlement to have this SAR or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company.
•The following provisions apply only if you are providing services outside the United States:
▪this SAR, cash payment and the Shares subject to this SAR are not part of normal or expected compensation or salary for any purpose; and
▪you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this SAR or of any amounts due to you pursuant to the exercise of this SAR or the subsequent sale of any Shares acquired upon exercise.
10.    WITHHOLDING OF TAXES. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with your participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items associated with the grant or exercise of the SAR or sale of the underlying Shares and legally applicable to you (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, your Employer in this regard, you hereby acknowledge and agree that the Tax-Related Items liability shall be your responsibility and liability.
You acknowledge that the Company’s obligation to issue Shares or make payment in connection with the SAR shall be subject to satisfaction of the Tax-Related Items liability. By your acceptance of the SAR and in exercising the SAR, you authorize the Company, the Employer or any brokerage firm determined acceptable to the Company to sell on your behalf that number of whole number of Shares from those Shares issued to you as the Company determines to be sufficient to satisfy the obligation for Tax Related Items unless you are not receiving Shares upon exercise or such method of exercise is not available to you under the terms of the Appendix or as otherwise determined by the Company. Alternatively, or in addition thereto, you further authorize the Company or the Employer to satisfy the Tax-Related Items withholding liability by deducting an amount from the cash payment, if any, made to you pursuant to the exercise or from your wages or other cash compensation to be paid to the you by the Company or the Employer. Finally, you agree to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by one of the methods of exercise set forth in this Award Agreement and authorized under the Plan.
11.    [RESERVED.]
12.    AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other SAR grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to a stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a Service Provider with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you SARs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
13.    COMPLIANCE WITH APPLICABLE LAWS. The vesting and exercise of the SAR under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and you with all Applicable Laws.
14.    ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the SAR awarded under the Plan or future SARs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind you and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
15.    NOTICES.  Any notices provided for in this SAR or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.
16.    GOVERNING PLAN DOCUMENT.  This SAR is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this SAR, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this SAR and those of the Plan, the provisions of the Plan shall control.
17.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, the cash payment or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.    AGREEMENT SEVERABLE. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.    LANGUAGE. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    APPENDIX. Notwithstanding any provisions in this Award Agreement, if you reside outside the United States at any time during the life of this SAR, your participation in the Plan shall be subject to the Appendix for Non-U.S. Participants attached hereto as Appendix A. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
21.    GOVERNING LAW. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this SAR or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed.
22.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, this SAR and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.
 Notice of Exercise

SVB Financial Group
Attn:  Stock Administration
80 E Rio Salado Parkway Suite 600
Tempe, AZ 85281

I, _____________________ , elect to exercise the following SVB Financial Group Stock Appreciation Rights(s):

Grant	Grant	Number of Shares	Exercise Price	Aggregate
Number:	Date:	to be Exercised:	Per Share:	Grant Price:

			$	$

$

TYPE OF EXERCISE:

☐ CASH(1)	☐ CASHLESS (Sale of underlying shares of SAR to pay tax-related items liability)
	☐ Sell shares	☐ Sell all shares listed above

 BROKER INFORMATION (if applicable):

Firm:	DTC #	Account #
Contact Person:	Phone:	Fax:

☐    I authorize my broker to pay to pay Silicon Valley Bank for the applicable taxes owed.

DELIVERY INSTRUCTIONS FOR SARs SETTLED IN SHARES:
            ☐  Mail certificate to my home address.                          ☐  Deliver electronically to my Broker.

I will (i) provide any additional documents you require pursuant to the terms of the Award Agreement, (ii) pay any withholding taxes resulting from exercise of a SAR.

Very truly yours,

SS#:
Signed
Telephone:
Address

Date:

(1)  The Effective Date of cash exercises is the day cash is received by Stock Administration, unless otherwise notified by Stock Administration as a result of insider trading restrictions.  If delivery is made by US Mail (or overnight courier) the Effective Date is the postmark date (or pick-up date).
APPENDIX A
SVB FINANCIAL GROUP
GLOBAL STOCK APPRECIATION AWARD AGREEMENT
APPENDIX FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Appendix includes additional terms and conditions that govern the SAR granted to you under the Plan if you are in one of the countries listed below. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently working or if you move to another country after receiving the SAR, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to you. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of December 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the SAR or sell any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, or are considered a resident of another country for local law purposes, or if you transfer employment and/or residency to another country after the SAR has been granted, the notifications contained herein may not be applicable in the same manner.

CHINA
Terms and Conditions
Form of Payment

This provision applies only to Participants who are People’s Republic of China (the “PRC”) nationals residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange or its local authorities (“SAFE”):
The following provision replaces Section 3 of the Award Agreement.
Notwithstanding any other provisions in this Award Agreement or the Plan, the Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in a cash payment equal to the local currency equivalent of the Fair Market Value of any Company Common Stock to be issued to you upon the date of exercise. In no event will you be issued Shares upon your exercise of the SAR. Such amounts shall be paid to you in RMB.
Exchange Control Requirements.
You understand and agree to comply with all exchange control restrictions imposed by the SAFE or other exchange control authority in connection with the SAR granted by the Company. You further agree to comply with any requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.
If you are a PRC national employee residing in the PRC, the cash proceeds paid upon the exercise of the SAR must be repatriated to the PRC. You further understand that, under local law, the repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company or its Affiliate, and you hereby consent and agree that any proceeds from the exercise of the SAR may be transferred to such special account prior to being delivered to you.
Finally, you further understand and agree that the Company is under no obligation to secure any particular exchange conversion rate with respect to the SAR proceeds and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the SAR is exercised and the time the cash proceeds are received by you in the PRC.

INDIA
Terms and Conditions
Form of Payment
The following provision replaces Section 3 of the Award Agreement.
Notwithstanding any other provisions in this Award Agreement or the Plan, the Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in a cash payment equal to the local currency equivalent of the Fair Market Value of any Company Common Stock to be issued to you upon the date of exercise. In no event will you be issued Shares upon your exercise of the SAR.

UNITED KINGDOM
Terms and Conditions
Withholding of Taxes.
The following provision supplements Section 10 of the Award Agreement:
If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the event giving rise to the Tax-Related Items or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Award Agreement.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that you are a director or executive officer and any such Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) will be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any NICs due on this additional benefit which may be collected from you by the Company or the Employer by any of the means referred to in Section 10 of the Award Agreement.